Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Year Ended and Fourth Quarter Ended December 31, 2013
Earnings and Quarterly Dividend Payment

Morrisville, VT January 15, 2014 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the year ended December 31, 2013 of $7.1 million. The 2013 Net Income represents a 4.3% increase over Net Income for the year ended December 31, 2012 of $6.8 million. Earnings per share as of December 31, 2013 increased to $1.60 per share compared to $1.54 per share for 2012. Results for 2013 reflect a year to year increase in net interest income of $345 thousand, or 1.6%, a decrease in the provision for loan losses of $355 thousand, or 53.8%, a decrease in noninterest expenses of $1.8 million, or 7.9%. These positive changes were partially offset by a decrease in noninterest income year over year of $2.0 million, or 19.2% and an increase in income tax expense of $199 thousand, or 12.0%. Noninterest income declined in 2013 compared to 2012 primarily due to a reduction in gain on sale of real estate loans of $1.2 million and a decrease in gain on sale of securities of $673 thousand. Noninterest expenses decreased year over year due to a reduction of $1.1 million, or 28.9%, in Pension and employee benefits as a result of freezing the defined benefit pension plan as of October 5, 2012 partially offset by an increase in 401(k) contribution expense due to the January 1, 2013 implementation of a safe harbor provision in the 401(k) plan, a decrease in Other Expenses of $801 thousand, or 10.6%, which was due to a $450 thousand decrease in the expense of Other Real Estate Owned, and $168 thousand of prepayment penalties incurred when high rate Federal Home Loan Bank advances were prepaid in 2013 versus $890 thousand incurred in 2012.

Earnings for the fourth quarter of 2013 were $1.5 million, or $0.34 per share, compared to $2.2 million, or $0.50 per share, for 2012. Net interest income improved $125 thousand, the provision for loan losses decreased $75 thousand, noninterest expenses decreased $462 thousand, and the provision for income taxes decreased $195 thousand. These positive changes were offset by a decrease in noninterest income of $1.5 million for the fourth quarter of 2013 compared to 2012. The decrease was mainly a reduction in gain on sale of real estate loans of $659 thousand and no gain on sale of securities recognized during the fourth quarter of 2013 compared to $629 thousand during the fourth quarter of 2012.

Total assets grew to $584.9 million as of December 31, 2013 compared to $577.3 million as of December 31, 2012, or a 1.3% increase. Total loans increased $9.8 million to $465.1 million, or 2.2%, as of December 31, 2013 compared to $455.3 million as of December 31, 2012. The 2013 loan growth was net of $123.1 million of residential mortgage loans sold to the secondary market during the year to manage long-term interest rate risk, compared to sales of $125.6 million in 2012. Total deposits reached $518.4 million compared to the prior year of $510.0 million, an increase of $8.4 million, or 1.6%. Borrowed funds decreased $2.5 million, or 16.1% to $13.2 million as of December 31, 2013 compared to $15.7 million. The company had total capital of $46.8 million with a book value per share of $10.50 as of December 31, 2013 compared to $45.0 million with a book value of $10.11 as of December 31, 2012.

A quarterly cash dividend of $.26 per share was declared on January 15, 2014, payable February, 6, 2014 to shareholders of record January 25, 2014.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. The Company operates 12 banking offices, a loan center and 28 ATM facilities in Vermont; 4 branches and 5 ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.